EXHIBIT 10.13




January 5, 1996


Mr. Willem P. Roelandts
802 Mesa Court
Palo Alto, CA  94306

Dear Wim,

We are pleased to offer you a position with Xilinx, Inc. as Chief Executive Officer reporting directly to the Board of Directors. The salary for this position will be $41,667.00 per month (subject to annual focal review). Your Management Incentive Bonus will be targeted at 60% of your base pay and will be based on performance goals set by the Board. The first two FY97 quarters will be guaranteed (April - September 1996).

In addition, you will be offered a nonstatutory stock option to acquire 800,000 shares of common stock at a price per share equivalent to the fair market value, which will be set on your date of hire, in a meeting of the Compensation Committee of the Board of Directors. These options will vest at the rate of 1.66% per month for the following five (5) years and will start from your date of hire.

As an additional company paid benefit, Xilinx will provide you a 6 million dollar Term Life Insurance Policy for a period of 2 years following your commencement of employment with beneficiaries to be designated at your sole discretion.

Other benefits include, but are not limited to, group medical and dental insurance for you and your dependent(s) and company paid life and long-term disability insurance for you.

Upon commencement of your employment, I will ask the Board to appoint you as a member of the Board of Directors with the understanding that all board positions are subject to shareholder approval each year at the Annual Meeting.

In the event of a change in control due to the sale or merger of the Company, and you are terminated by the Company without cause within one year of the change in control, you will be eligible for two years' base pay, two years' target bonus, two years' medical and dental insurance and all unvested stock options will be vested. Medical and dental coverage will include premium payments under COBRA for 18 months continuation of the Company's existing policies and payment of premiums (not to exceed the existing premium amounts) for an additional 6 months under a policy selected by you.

Mr. Willem P. Roelandts
Page Two
January 5, 1996




A "change in control" of the Company shall be deemed to have occurred if:

     (a) any person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the company representing 50% or more of the combined voting power of the Company's then outstanding securities;

     (b) there occurs a merger or consolidation of the Company with any other corporation, other than 1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent(either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or 2) a merger or consolidation effected to implement a recapitalization of the Company
          (or similar transaction) in which no person or entity acquires more than 50% or more of the combined voting power of the Company's then outstanding securities; or

     (c) the Company sells or disposes of all or substantially all of the Company's assets.

In the event your employment with Xilinx is terminated for any reason by Xilinx other than for cause within the first two years of employment, you will be eligible for two years' base pay, two years' target bonus, and two years' medical and dental insurance and the company will vest any unvested shares of your new hire stock options that would have vested had you remained an employee for two full years from the commencement of your employment. Medical and dental coverage will include premium payments under COBRA for 18 months continuation of the Company's existing policies and payment of premiums (not to exceed the existing premium amounts) for an additional 6 months under a policy selected by you.

In the event you are terminated for cause or leave the company voluntarily, you will not be eligible for any severance payments.
For purposes of this offer, "cause" is described as the commission of a felony, or the commission of any act which materially, adversely affects the Company.



Mr. Willem P. Roelandts
Page Three
January 5, 1996



Should any dispute arise regarding this offer of employment, we agree that we will arbitrate that dispute under such rules and procedures as we may agree, or failing to agree, under the rules and procedures of The American Arbitration Association.

Enclosed is a Employment Eligibility Verification form. Please read it, complete it, and return it to our Human Resources Department on your first day of employment, along with the documents asked for, which we are required by law to examine. Also enclosed is a Proprietary Information and Inventions Agreement. This offer is contingent upon your completion of this form. Also, please complete the enclosed employment application form and return it to us.

Wim, if you accept our offer, please acknowledge so by signing and dating the enclosed copy of this letter and returning it to us as soon as possible.

We look forward to your joining Xilinx, Inc.

Sincerely,


/s/ Bernard V. Vonderschmitt
Bernard V. Vonderschmitt
CEO



ACCEPTED:                          DATE:


/s/ Willem P.Roelandts            1/11/96